Dated: 6/4/96 as
amended 9/25/96,
11/9/98,
12/21/98,
5/19/03,
9/16/11,
2/26/16 and
4/29/21

AMENDED AND RESTATED BY-LAWS

OF

DRIEHAUS MUTUAL FUNDS

Section 1. Agreement and Declaration of Trust and Principal Office

1.1        Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Driehaus Mutual Funds, a Delaware business trust established by the Declaration of Trust (the “Trust”).

1.2        Principal Office of the Trust. The principal office of the Trust shall be located at 25 East Erie Street, Chicago, Illinois 60611.

Section 2. Shareholders

2.1        Shareholder Meetings. A meeting of the shareholders of the Trust or of any one or more series of shares may be called at any time by the Trustees, by the president or, if the Trustees and the president shall fail to call any meeting of shareholders for a period of 30 days after written application of one or more shareholders who hold at least 10% of all outstanding shares of the Trust, if shareholders of all series are required under the Declaration of Trust to vote in the aggregate and not by individual series at such meeting, or of any series, if shareholders of such series are entitled under the Declaration of Trust to vote by individual series at such meeting, then such shareholders may call such meeting. If the meeting is a meeting of the shareholders of one or more series, but not a meeting of all shareholders of the Trust, then only the shareholders of such one or more series shall be entitled to notice of and to vote at the meeting. Each call of a meeting shall state the place, date, hour and purposes of the meeting.

2.2        Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Trust or at such other place within the United States as shall be designated by the Trustees or the president of the Trust. Notwithstanding the foregoing, meetings of shareholders may also be held by means of conference telephone or other means of communications through which all persons participating in the meeting can hear and be heard.

2.3        Notice of Meetings. Notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least seven days before the meeting to each shareholder entitled to vote thereat by leaving such notice with him or her or at his or her residence or usual place of business or by mailing it, postage prepaid, or by electronic mail, or by posting on the internet with notice by postal mail or electronic mail or by any other electronic method of document transfer, to each shareholder at his or her address or other designated destination, including, but not limited to, the shareholder’s postal mailing or e-mail address as it appears in the records of the Trust. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting.

2.4        Ballots. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.5        Proxies. Shareholders entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the secretary or other person responsible to record the proceedings of the meeting before being voted. The placing of a shareholder’s name on a proxy pursuant to telephonic, electronically or otherwise transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.

2.6        Quorum. Holders of one-third of the shares of the Trust (or series or class thereof), present in person or by proxy, shall constitute a quorum for the transaction of any business of the Trust (or series or class thereof), except as otherwise may be required by the Investment Company Act of 1940 or other applicable law or by the Declaration of Trust or these By-Laws of the Trust.

Section 3. Trustees

3.1        Committees and Advisory Board. The Trustees may appoint from their number an executive committee and other committees. Except as the Trustees may otherwise determine, and subject to the provisions of the Declaration of Trust, any such committee may make rules for conduct of its business. The Trustees may appoint an advisory board to consist of at least one but no more than five members. The members of the advisory board shall be compensated in such manner as the Trustees may determine and shall confer with and advise the Trustees regarding their responsibilities for the oversight of investments and other affairs of the Trust. Each member of the advisory board shall hold office for the term determined by the Trustees or until he or she sooner dies, resigns, is removed by the Trustees or becomes disqualified, or until the advisory board is sooner abolished by the Trustees.

3.2        Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

3.3        Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting, when called by the president or the treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the secretary or an assistant secretary or by the officer or one of the Trustees calling the meeting.

3.4        Notice. It shall be sufficient notice to a Trustee to send notice by mail or electronic transmission at least seventy-two hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

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3.5        Quorum. At any meeting of the Trustees one-third of the Trustees then in office shall constitute a quorum; provided, however, a quorum shall not be less than two (except at such time as there is only one Trustee). Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 4. Officers and Agents

4.1        Enumeration; Qualification. The officers of the Trust shall be a president, a vice president, a treasurer, a secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

4.2        Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to his or her office as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate, including without limitation the power to make purchases and sales of portfolio securities of the Trust pursuant to recommendations of the Trust’s investment adviser in accordance with the policies and objectives of the Trust set forth in its prospectus and with such general or specific instructions as the Trustees may from time to time have issued.

4.3        Election. The president, the vice president, the treasurer and the secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time.

4.4        Tenure. The president, the vice president, the treasurer and the secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office at the pleasure of the Trustee. Each agent shall retain his or her authority at the pleasure of the Trustees.

4.5        President. The president shall be the chief executive officer of the Trust. Subject to the control of the Board of Trustees, the president shall in general supervise the business and affairs of the Trust and shall see that the resolutions and directions of the Board of Trustees are carried into effect except when that responsibility is specifically assigned to some other person by the Board of Trustees. In general, the president shall perform all duties incident to the office of President and such other duties as from time to time may be prescribed by the Board of Trustees. The president shall preside at all meetings of the shareholders and of the Trustees at which he or she is present, except as otherwise voted by the Trustees.

4.6        Vice President. In the absence of the president or in the event of his inability or refusal to act, the vice president shall perform the duties of the president. The vice president shall perform such other duties as from time to time may be prescribed by the president or the Board of Trustees.

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4.7        Treasurer and Assistant Treasurer. Subject to any arrangement made by the Trustees with a bank or trust company or other organization as custodian or transfer or shareholder services agent, the treasurer shall be in charge of the Trust’s valuable papers and shall keep or cause to be kept correct and complete books and records of account. The treasurer shall keep such records of the financial transactions of the Trust as the Board of Trustees shall prescribe. The treasurer shall have power to sign all certificates for shares of beneficial interest, if authorized by the Trustees, and shall perform such other duties as from time to time may be prescribed by the president or the Board of Trustees. Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Trustees.

4.8        Secretary and Assistant Secretary. The secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books shall be kept at the principal office of the Trust. In the absence of the secretary from any meeting of shareholders or Trustees, an assistant secretary, or if there be none or he or she is absent, a temporary clerk chosen at the meeting, shall record the proceedings thereof in the aforesaid books.

Section 5. Resignations and Removals

Any Trustee, officer or advisory board member may resign at any time by delivering his or her resignation in writing to the president, the vice president or the secretary or to a meeting of the Trustees. The Trustees may remove any officer elected by them with or without cause by the vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Trust, no Trustee, officer, or advisory board member resigning, and no officer or advisory board member removed, shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 6. Vacancies

A vacancy in any office may be filled at any time. Each successor shall hold office for the unexpired term, and in the case of the president, the vice president, the treasurer and the secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 7. Shares of Beneficial Interest

No certificates certifying the ownership of shares shall be issued except as the Trustees may otherwise authorize. In lieu of issuing certificates for shares, the Trustees or the transfer agent shall keep accounts upon the books of the Trust for the record holders of such shares, who shall be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

Section 8. Record Date and Closing Transfer Books

The Trustees may fix in advance a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the transfer books for all or any part of such period.

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Section 9. Seal

The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word “Delaware,” together with the name of the Trust and the year of its organization, cut or engraved thereon; but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Section 10. Execution of Papers

Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed, and all transfers of securities standing in the name of the Trust shall be executed, by the president, by the vice president, secretary, treasurer or assistant secretary or treasurer or by whomsoever else shall be designated for that purpose by the vote of the Trustees and need not bear the seal of the Trust.

Section 11. Fiscal Year

Except as from time to time otherwise provided by the Trustees, the fiscal year of the Trust shall end on December 31.

Section 12. Forum for Adjudication of Disputes

Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer or other employee of the Trust to the Trust or the Trust's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Statutory Trust Act (the “Delaware Act”) or the Declaration of Trust or these By-Laws, (iv) any action to interpret, apply, enforce or determine the validity of the Declaration of Trust or these By-Laws or (v) any action asserting a claim governed by the internal affairs doctrine shall be either (a) the U.S. District Court for the District of Delaware or the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware; or (b) the U.S. District Court for the District of Illinois or the Circuit Court of the State of Illinois (each, a "Covered Action"). Any person purchasing or otherwise acquiring or holding any interest in shares of the Trust shall be (x) deemed to have notice of and consented to the provisions of this Section 12, and (y) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 12.

If any Covered Action is filed in a court other than either (a) the U.S. District Court for the District of Delaware or the Court of Chancery of the State of Delaware or the Superior Court of the State of Delaware; or (b) the U.S. District Court for the District of Illinois or the Circuit Court of the State of Illinois (a "Foreign Action") in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the U.S. District Court for the District of Delaware or the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware or (ii) the U.S. District Court for the District of Illinois or the Circuit Court of the State of Illinois in connection with any action brought in any such courts to enforce the first paragraph of this Section 12 (an "Enforcement Action") and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder's counsel in the Foreign Action as agent for such shareholder.

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If any provision or provisions of this Section 12 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 12 (including, without limitation, each portion of any sentence of this Section 12 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

Section 13. Amendments

These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Approved:

April 29, 2021

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